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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

OVASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	45-1472564 (IRS Employer Identification No.)
800 Boylston Street, Suite 1555 Boston, Massachusetts (Address of principal executive offices)	02199 (Zip Code)

Registrant's telephone number, including area code: (617) 351-2590

        Securities to be registered pursuant to Section 12(b) of the Act:

        Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value
(Title of Class)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

 EXPLANATORY NOTE

        This amendment is being filed solely to include an unredacted copy of the Amended and Restated Investors' Rights Agreement, dated March 29, 2012, by and among the Registrant and the other parties thereto, filed as Exhibit 4.4 hereto, and revised copies of the Exclusive License Agreement, dated June 27, 2011, between the Registrant and The General Hospital Corporation and Amendment No. 1 to the Exclusive License Agreement, dated September 7, 2011, between the Registrant and The General Hospital Corporation, filed as Exhibits 10.11 and 10.12, respectively, hereto, in each case in order to disclose certain information for which confidential treatment had been initially requested.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.
By	/s/ Christopher Bleck
	Name:	Christopher Bleck
	Title:	Chief Operating Officer

 EXHIBIT INDEX

Exhibit		Description
3.1	+	Second Amended and Restated Certificate of Incorporation of the Registrant
3.2	+	By-laws of the Registrant
3.3	+	Restated Certificate of Incorporation of the Registrant to be effective upon conversion of all outstanding shares of preferred stock
3.4	+	Amended and Restated By-laws of the Registrant to be effective upon conversion of all outstanding shares of preferred stock
3.5	+	Restated Certificate of Incorporation of the Registrant to be effective upon the common stock trading on a national securities exchange
3.6	+	Second Amended and Restated By-laws of the Registrant to be effective upon the common stock trading on a national securities exchange
4.1	+	Specimen Stock Certificate evidencing the shares of Common Stock
4.2	+	Specimen Stock Certificate evidencing the shares of Series A Preferred Stock
4.3	+	Specimen Stock Certificate evidencing the shares of Series B Preferred Stock

4.4		Amended and Restated Investors' Rights Agreement, dated March 29, 2012, by and among the Registrant and the other parties thereto

10.1	*+	2011 Stock Incentive Plan

10.2	*+	Forms of Incentive Stock Option Agreement under the 2011 Stock Incentive Plan

10.3	*+	Forms of Nonstatutory Stock Option Agreement under the 2011 Stock Incentive Plan

10.4	*+	Form of Restricted Stock Agreement under the 2011 Stock Incentive Plan

10.5	*+	2012 Stock Incentive Plan, effective upon effectiveness of this Registration Statement

10.6	*+	Form of Incentive Stock Option Agreement under the 2012 Stock Incentive Plan

10.7	*+	Form of Nonstatutory Stock Option Agreement under the 2012 Stock Incentive Plan

10.8	*+	Form of Amended and Restated Restricted Stock Agreement between the Registrant and each of Michelle Dipp and Christoph Westphal

10.9	*+	Form of Amended and Restated Restricted Stock Agreement between the Registrant and each of David Sinclair and Jonathan Tilly

10.10	*+	Amended and Restated Restricted Stock Agreement between the Registrant, Richard Aldrich and the Richard H. Aldrich Irrevocable Trust of 2011, dated March 29, 2012

10.11	†	Exclusive License Agreement, dated June 27, 2011, between the Registrant and The General Hospital Corporation

10.12	†	Amendment No. 1 to the Exclusive License Agreement, dated September 7, 2011, between the Registrant and The General Hospital Corporation

10.13	†+	Master Services Agreement, dated February 21, 2012, between the Registrant and Agenus Inc.
10.14	+	License Agreement, dated March 8, 2012, between the Registrant and ARE-MA Region No. 47, LLC
10.15	+	Amended and Restated Voting Agreement, dated March 29, 2012, between the Registrant and the other parties thereto

Exhibit		Description
10.16	+	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 29, 2012, between the Registrant and the other parties thereto

10.17	*+	Letter Agreement, dated November 14, 2011, between the Registrant and Christopher Bleck
10.18	*+	Letter Agreement, dated July 2011, between the Registrant and Scott Chappel
10.19	+	Consultation and Scientific Advisory Board Agreement, dated July 13, 2011, between the Registrant and Jonathan L. Tilly
10.20	+	Consultation and Scientific Advisory Board Agreement, dated September 7, 2011, between the Registrant and David Sinclair
10.21	+	Form of Indemnification Agreement between the Registrant and each of Richard Aldrich, Michelle Dipp, Stephen Kraus, John Simon and Christoph Westphal
10.22	+	Form of Indemnification Agreement between the Registrant and each of Jeffrey Capello and Jonathan Tilly
10.23	+	Lease Agreement, dated May 1, 2012, between the Registrant and ARE-MA Region No. 38, LLC, as amended
10.24	+	Form of Lock-Up Agreement between the Registrant and each of the Registrant's officers

†
Confidential treatment requested

*
Indicates management contract or compensatory plan

+
Previously filed

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EXPLANATORY NOTE
SIGNATURES
EXHIBIT INDEX